UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2022

ORGENESIS INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38416	98-0583166
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

20271 Goldenrod Lane, Germantown, MD 20876

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (480) 659-6404

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ORGS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Morgenesis LLC Senior Secured Convertible Loan Agreement

On August 15, 2022, Morgenesis LLC (“Morgenesis”), a newly formed subsidiary of Orgenesis Inc. (“Orgenesis”) holding substantially all the assets of Orgenesis’ point of care services business for treating patients (“POCare Services”), entered into a senior secured convertible loan agreement (the “Agreement”) with MM OS Holdings, L.P., an affiliate with Metalmark Capital Partners (the “Lender”), pursuant to which the Lender agreed to loan Morgenesis $10,000,000 (the “Loan”) at an interest rate of 8.0% paid-in-kind interest per annum (the “PIK Interest”), which shall be capitalized, compounded and added to the unpaid outstanding principal balance of the Loan on the applicable quarterly interest payment date and which, along with the principal (the “Principal Amount,” and, together with the PIK Interest (but excluding any portion of the Loan that has been converted into equity as described below), the “Outstanding Amount”), is scheduled to mature on March 29, 2023 (the “Maturity Date”). If not previously converted, the Outstanding Amount shall be repaid in cash on the Maturity Date. The Loan will be secured by a blanket lien on substantially all of the assets of Morgenesis and its domestic subsidiaries, as well as certain assets of Orgenesis (in each case, subject to customary exceptions), and shall be guaranteed by Orgenesis and all current and future domestic subsidiaries of Morgenesis.

In connection with such Loan, at the Lender’s option or upon the occurrence of certain contingencies within the Lender’s control, the Outstanding Amount shall be convertible, in whole or in part, into equity of Morgenesis at any time based on certain criteria, subject to the terms and conditions described in the Agreement. Additionally, at any time until an initial public offering of Morgenesis or a specified change of control (as described in the Agreement) of Morgenesis, the Lender shall have the option to invest up to an additional $10,000,000 in the equity of Morgenesis upon the terms and conditions described in the Agreement.

At the Lender’s sole option, Morgenesis, must prepay all or a portion of the Loan in an amount specified by the Lender following any equity or debt financing by Morgenesis pursuant to which gross proceeds to Morgenesis exceed $10,000,000. The Loan will otherwise not be pre-payable or callable.

Morgenesis and certain of its affiliates are subject to a number of affirmative and restrictive covenants pursuant to the Agreement, including but not limited to: covenants regarding information rights; prompt notice of material events; incurrence of indebtedness or liens; related party transactions; distributions or other restricted payments; sales, leases or exchanges of a material part of their respective assets; investments or other acquisitions; and pledges of equity and assets of any non-guarantor subsidiary.

The Agreement contains certain specified events of default, the occurrence of which would entitle the Lender to immediately demand repayment of all outstanding principal and accrued interest on the Loan. Such events of default include, among others, failure to make payments under the Loan when due; breaches of covenants and representations and warranties contained in the Agreement; the failure of Morgenesis to be able to pay debts as they come due; the commencement of bankruptcy or insolvency proceedings against Morgenesis; a material judgment levied against Morgenesis; a default by Morgenesis under other material indebtedness and a material adverse effect on Morgenesis.

Morgenesis intends to use the Loan proceeds to support expansion of its POCare Services business (including developing additional POCare Centers and OMPUL capital expenditures) and to make certain payments and advances to Orgenesis as described in the Agreement.

The foregoing summary of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information required by this Item 2.03 is included under Item 1.01 of this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

The exhibit listed in the following Exhibit Index is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Senior Secured Convertible Loan Agreement, dated August 15, 2022, by and among Morgenesis, Orgenesis, and the Lender
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORGENESIS INC.

Date: August 17, 2022	By:	/s/ Neil Reithinger
Neil Reithinger
Chief Financial Officer, Treasurer and
Secretary